UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2009

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 4, 2009, Corinthian Colleges, Inc. (the "Company") received written notices that the U.S. Department of Justice has declined to intervene in the previously-disclosed qui tam actions against the Company. Pursuant to the government’s notices of non-intervention, the United States District Court for the Central District of California unsealed complaints captioned United States of America, ex rel. Steven Fuhr v. Corinthian Colleges, Inc., and United States of America, ex rel. Nyoka Lee and Talala Mshuja v. Corinthian Colleges, Inc., et al. The United States District Court for the Middle District of Florida also unsealed a complaint captioned United States of America, ex rel. Stephen Backhus v. Corinthian Colleges, Inc., et al.

These complaints are brought by former employees or independent contractors (the "relators") on behalf of themselves and the federal government. They assert violations of the False Claims Act by the Company for alleged violations of the Higher Education Act regarding the manner in which the Company’s admissions personnel are compensated. In addition to False Claims Act causes of action, the Lee complaint also alleges causes of action for common law fraud, unjust enrichment and payment under mistake of fact against the Company, Ernst & Young, LLP (the Company’s independent auditor), and David Moore, Jack Massimino, Paul St. Pierre, Alice Kane, Linda Skladany, Hank Adler and Terry Hartshorn (all of whom are current or former directors of the Company).

Although the government has declined to intervene in, or take over, these qui tam actions, the relators may continue to pursue the litigation on behalf of the federal government and, if successful, receive a portion of the federal government’s recovery. Additionally, upon a showing of good cause, the government has the right to intervene in the actions at a later time. The Company believes its compensation practices regarding admissions personnel have been in compliance with applicable law and intends to defend itself and its current and former directors vigorously in these matters.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

March 5, 2009	By:	Stan A. Mortensen

Name: Stan A. Mortensen
Title: Senior Vice President and General Counsel